Exhibit 99.1

January 19, 2010

J. Michael Dodson
Scottsdale, Arizona 85259

Dear Michael,

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer, of DDi Corp, (“DDi” or the “Company”). Your office will be at the Company’s Anaheim, California location.

Your compensation for this position will be as follows:

Salary:	Your annual base salary will be $300,000 subject to withholding tax and other deductions, paid in accordance with the Company’s standard payroll practices. The Company offers automatic deposit for those employees who are interested.

Bonus:	In addition to your base salary, you will be eligible to earn a performance based bonus in accordance with the provisions of the DDi Corp. 2010 Senior Management Bonus Program targeted at 50% of your base annual pay. We will define the metrics of the bonus calculation at first opportunity upon the commencement of your employment.

Equity:	Upon commencement of your employment you will be awarded 25,000 restricted share units and 75,000 fair market value stock options. Both restricted share units and options will vest over a (3) three year time period.

Car Allowance:	$750 per month, earned daily and paid on the first payroll of the month.

Relocation:	To assist you with your relocation to Orange County, California, the company will pay for 6 months of temporary housing and for weekly travel between Arizona and California. At which time you permanently relocate to Orange County, California we will discuss reasonable reimbursable relocation expenses.

Severance Package:
You will be eligible to receive severance benefits in the event that the company terminates your employment for reasons other than cause equal to one year’s base pay, the details of which will be reflected in a separate employment agreement that we will completed once you accept.

As a member of the DDi team, you will also be eligible to participate in the comprehensive benefit plans offered by the Company for its management employees at a similar level. These benefits currently include health, dental, and life insurance at an additional cost for the term of your employment. You will become eligible for these benefits on the first day of the calendar month following your start date. Subject to any applicable eligibility requirements, you may also participate in the Company’s 401(K) plan. Vacation is accrued by pay period at a rate equal to 4 weeks per year. Information about these and other benefits will be discussed with you at your orientation.

As an employee of DDi you will be expected to abide by the Company rules and regulations. You will be required to sign and comply with the Employee Confidentiality and Invention Agreement, which requires, among other things, assignment of patent rights to any invention made during your employment with DDi and nondisclosure of proprietary information. In order to ensure that the rights of your former employers are not violated, you agree that you will not bring with you to DDi or use at DDi any of your former employers’ trade secrets or proprietary information or property (including, databases and customer lists). Further, you agree that, in accepting a position and working at DDi, you will not be violating any non-competition agreement or other contractual restriction on your employment from a prior employer. Also, you agree that during the period of your employment with DDi, you will not, without the express written consent of DDi, engage in any employment or business activity other than for DDi.

This offer is contingent upon our verification of your business and personal references and the completion of a background check to be performed by a third party, the results of which must be satisfactory to the Company in its sole discretion. This offer is also subject to your submission of an I-9 form and the satisfactory documentation regarding your identification and right to work in the United States. The I-9 form should be completed no later than three days after you begin employment.

This letter reflects the primary elements of your compensation package, and I look forward to executing a contract reflecting these terms. I believe moving forward on the basis of this letter is consistent with our collective desire to get you on board as soon as is possible.

We look forward to having you join the DDi team. We believe that the Company will offer you a challenging opportunity that will undoubtedly utilize your expertise and experience. Please review this document and contact me to discuss. If this offer meets with your approval, please indicate your acceptance by signing below and returning an executed original to me at your earliest convenience. We would like you to begin your employment as soon as is possible and hopefully so that you can attend our annual National Sales meeting this coming Friday in San Diego.

Sincerely,

/s/ Mikel H. Williams

Mikel H. Williams
President & Chief Executive Officer
DDi Corp.

Accepted and agreed:

/s/ J. Michael Dodson	1/19/2010	1/21/2010

J. Michael Dodson	Date	Start Date